EXHIBIT 10(e)(14)

Cleco Corporation 2030 Donahue Ferry Road P.O. Box 5000 Pineville, LA 71361-5000 Tel 318-484-7765 Fax 318-484-7777

Bruce A. Williamson President & Chief Executive Officer

This note will serve as formal notification to the Compensation Committee of the Board of Directors of Cleco Corporation (the “Company”) and the Company's Human Resource Management of the following:

I intend to forego, and I hereby waive, the minimum increase in my base compensation and the related impacts on my cash and equity bonus opportunities for 2012 as set forth in my Executive Employment Agreement with the Company. This action keeps me, as CEO, aligned with other members of senior management who will not be receiving a base pay increase in 2012 consistent with my desire to shift more compensation to performance-based pay among senior management of the Company.

/s/ Bruce A. Williamson
Bruce A. Williamson
President and Chief Executive Officer